Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. Receives Extension to regain

compliance with nasdaq listing requirements

Sacramento, CA, December 5, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, announced it received a letter from The NASDAQ Stock Market (“NASDAQ”) on December 5, 2012, granting a 180-day extension period in which to regain compliance with NASDAQ Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum closing bid price of at least $1.00 per share.

As previously announced, the Company received a letter from NASDAQ on June 6, 2012 notifying the Company it was not in compliance with the $1.00 minimum closing bid requirement for continued listing under the NASDAQ listing rules. NASDAQ provided the Company with an initial period of 180 calendar days in which to regain compliance. This initial period expired on December 3, 2012. The extension granted today provides an additional 180 calendar days, or until June 3, 2013, for the Company to meet the minimum closing bid price requirement of at least $1.00 per share for ten consecutive business days.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 67% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

1

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States and Pacific Ethanol’s ability to meet NASDAQ’s minimum closing bid price requirement and retain its listing on NASDAQ are forward-looking statements and considerations that involve a number of risks and uncertainties. We have tried to identify forward-looking statements by using words like “believe,” “expect,” “may,” “will,” “could,” “seek,” “estimate,” “continue,” “anticipate,” “intend,” “future,” “plan” or variations of those terms, including their use in the negative. You should not place undue reliance on these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission on March 8, 2012 and November 14, 2012, respectively.

###

2